UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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THE J. M. SMUCKER COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE J. M. SMUCKER COMPANY

July 27, 2018

Dear Shareholders:

We are writing to you on behalf of the Board of Directors (the “Board”) of The J. M. Smucker Company (the “Company”) to request that you vote “FOR” the election of Nancy Lopez Russell as a Director of the Company, along with the other Director nominees named in the Company’s 2018 Proxy Statement.

A proxy advisory firm has recommended votes “FOR” twelve of the thirteen Directors nominated by the Board, but recommended voting “AGAINST” Ms. Lopez Russell’s election. We understand that the recommendation to vote “AGAINST” Ms. Lopez Russell is solely due to her fiscal year 2018 Board and committee attendance record.

Since becoming a member of the Board in August 2006, Ms. Lopez Russell has made significant contributions to the Company, and the Board believes that Ms. Lopez Russell will continue to do so. From the beginning of fiscal year 2007 through the end of fiscal year 2018, the Company’s net sales have increased at a compound annual growth rate of 11%, and our total shareholder return has achieved a compound annual growth rate of 13%. Ms. Lopez Russell has significant leadership and operating and marketing experience gained through operating her companies, the Nancy Lopez Golf Company and Nancy Lopez Golf Adventures. In addition, the Board believes that she has added significant value through her diverse and unique consumer and brand imaging insights and expertise.

During fiscal year 2018, Ms. Lopez Russell attended slightly less than 75% of the total number of Board and committee meetings due to a number of special meetings that were scheduled on short notice and, on a few occasions, while Ms. Lopez Russell was traveling. For meetings that Ms. Lopez Russell was unable to attend, she received meeting materials and held pre-meeting or post-meeting discussions with relevant Board, committee, or management members to review the topics covered during such meetings. In addition, Ms. Lopez Russell has attended at least 75% of all meetings of the Board and committees on which she served for every other fiscal year since 2006, and she has committed to attend at least 75% of all meetings of the Board and committees on which she serves during fiscal year 2019.

On behalf of the Board and for the reasons described above, we continue to recommend that you vote “FOR” all of the Director nominees named in the Company’s 2018 Proxy Statement, including Nancy Lopez Russell.

Please refer to the 2018 Proxy Statement (available at www.jmsmucker.com/investor-relations) for instructions on how to submit your vote. The Proxy Statement also contains instructions on how you may change your vote if you have already voted.

We appreciate your consideration and continued support.

Sincerely,

The J. M. Smucker Company